Exhibit 19.1
INSIDER TRADING POLICY
SECTION 1
PURPOSE
This Insider Trading Policy (this “Policy”) provides guidelines with respect to transactions in the securities of Bob’s Discount Furniture, Inc. (the “Corporation”) and the handling of confidential information about the Corporation and the companies with which the Corporation does business. The Corporation’s Board of Directors (the “Board of Directors”) has adopted this Policy to promote compliance with U.S. federal and state securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing such material nonpublic information to other persons who may trade on the basis of that information, commonly known as “tipping.” In addition, it is the policy of the Corporation to comply with all applicable securities laws when transacting in its own securities.
SECTION 2
PERSONS SUBJECT TO THIS POLICY
This Policy applies to all directors, officers and employees of the Corporation and its subsidiaries.
This Policy also applies to transactions by: (i) such directors’, officers’ and employees’ family members who reside with them, (ii) anyone else who lives in their household, (iii) any family members who do not live in their household but whose transactions in Corporation Securities (as defined below) are directed by them or are subject to their influence or control (such as parents or children who consult with them before they trade in Corporation Securities), (iv) family trusts, family partnerships and similar entities controlled by them or any person described in clauses (i)-(iii), (v) any person to whom such directors, officers and employees have disclosed material nonpublic information, and (vi) any entity that such directors, officers and employees control (collectively, “Other Covered Persons”). Directors, officers and employees are responsible for transactions by Other Covered Persons and for informing them of this Policy.
The Corporation may also determine that other persons should be subject to this Policy, such as contractors or consultants who have access to material nonpublic information. Any such other persons will be notified by the Compliance Officer (as defined in Section 5 of this Policy).

SECTION 3
TRANSACTIONS SUBJECT TO THIS POLICY
This Policy applies to transactions in the Corporation’s securities, including the Corporation’s common stock, options to purchase common stock, restricted stock units (“RSUs”) or any other type of security or instrument that the Corporation may issue (collectively, “Corporation Securities”), other than transactions that are expressly excluded from this Policy as set forth herein. This Policy also applies to trading in the securities of publicly traded companies with which the Corporation does business, such as the Corporation’s customers or suppliers, and those of publicly traded companies that are involved in potential transactions or business relationships with the Corporation, including those with which the Corporation may be negotiating major transactions, such as an acquisition, investment, or sale of assets (each such publicly traded company referred to in this sentence, an “Other Relevant Issuer,” and, collectively, “Other Relevant Issuers”).
SECTION 4
INDIVIDUAL RESPONSIBILITY
Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Corporation and to not engage in transactions in Corporation Securities while in possession of material nonpublic information. Each individual is responsible for making sure that he or she complies with this Policy, and that Other Covered Person whose transactions are subject to this Policy, as discussed above, also complies with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Corporation, the Compliance Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. Persons subject to this Policy could be subject to severe legal penalties and disciplinary action by the Corporation for any conduct prohibited by this Policy or applicable securities laws, as described below in more detail in Section 15 (Consequences of Violations).
SECTION 5
ADMINISTRATION OF THIS POLICY
The Corporation’s Chief Legal and Development Officer or such other officer as is designated by the Chief Executive Officer will serve, in consultation with the Chief Executive Officer, as the “Compliance Officer” for the purposes of this Policy, and in such role, will be responsible for the administration of this Policy. In the absence of the Compliance Officer, another employee designated by the Compliance Officer (or, if the Compliance Officer is unavailable, by the Chief Financial Officer, and, if the Chief Financial Officer is unavailable, by the Chief Executive Officer) shall be responsible for administration of this Policy.

SECTION 6
STATEMENT OF POLICY
A director, officer or employee of the Corporation or its subsidiaries (or any other person designated as subject to this Policy) who is aware of material nonpublic information relating to the Corporation may not directly or indirectly through Other Covered Persons:
(a)     engage in transactions in Corporation Securities, except as otherwise specified in this Policy in Sections 8 (Transactions Under Corporation Plans), 9 (Transactions with the Corporation), 10 (Transactions Not Involving a Purchase or Sale) or 12 (Rule 10b5-1 Plans);
(b)     pass material nonpublic information on to others or recommend to anyone the purchase or sale of any securities when they are aware of material nonpublic information;
(c)     disclose material nonpublic information to persons within the Corporation whose jobs do not require them to have that information, or anyone outside of the Corporation, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Corporation’s policies regarding the authorized external disclosure of information regarding the Corporation; or
(d)     assist anyone engaged in the above activities in violation of this Policy.
Similarly, a director, officer or employee of the Corporation or its subsidiaries (or any other person designated as subject to this Policy) may not trade in the securities of any Other Relevant Issuer if such director, officer or employee is aware of material nonpublic information relating to that Other Relevant Issuer that was obtained in the course of his or her role with the Corporation until the information becomes public or is no longer material.
The Company has authorized only certain individuals to release material, nonpublic information relating to the Company. Unless you are one of these individuals, you may not communicate material, nonpublic information to others. If you are an authorized spokesperson you must make disclosure in compliance with the Company’s Regulation FD Policy. In either case, you are prohibited from recommending to anyone the purchase or sale of securities when you are aware of material, nonpublic information relating to those securities that you learned in your role at the Company. This practice, known as “tipping,” also may violate the securities laws and can result in civil and criminal penalties.
There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not exempt from this Policy. The securities laws do not recognize mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Corporation’s reputation for adhering to the highest standards of conduct.
SECTION 7
DEFINITION OF MATERIAL NONPUBLIC INFORMATION
Section 7.1.     Material Information.
Information is considered “material” if a reasonable investor would consider the information important in making a decision to buy, hold or sell Corporation Securities. Information not material to the Corporation may nevertheless be material to an Other Relevant Issuer (and vice versa). In addition, the same information may be material to the Corporation and one or more Other Relevant Issuers. Information expected to affect the Corporation’s stock price meaningfully, whether it is positive or negative, should be considered material. No bright-line standard exists for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances and often is evaluated by enforcement authorities with the benefit of hindsight.
While defining all categories of material information is not possible, the following are some examples of information that ordinarily would be regarded as material:
(a)     changes to previously announced financial guidance, or the decision to suspend financial guidance;
(b)    a pending or proposed merger, significant acquisition or tender    offer;
(c)    a pending or proposed acquisition or disposition of a significant asset;
(d)    a pending or proposed significant joint venture or licensing arrangement;
(e)    a Corporation restructuring;
(f)    significant related party transactions;
(g)    a change in dividend policy, the declaration of a stock split or an offering of additional securities;
(h)    bank borrowings or other financing transactions out of the ordinary course;
(i)    the establishment of a repurchase program for Corporation Securities;
(j)    major marketing changes;

(k)    a change in management;
(l)    a change in auditors or notification that the auditor’s reports may no longer be relied upon;
(m)    pending or threatened significant litigation, or the resolution of such litigation;
(n)    entry into or renegotiation of a significant commercial agreement;
(o)    significant regulatory developments;
(p)    impending bankruptcy or the existence of severe liquidity problems;
(q)    the gain or loss of a significant payor or other third-party relationship;
(r)    a significant cybersecurity breach or incident; and
(s)    the imposition of a ban on trading in Corporation Securities or the securities of another company.
Section 7.2.     Nonpublic Information.
Information that is not generally known or available to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through the newswire services, a broadcast on widely available internet, radio or television programs, publication in a widely available newspaper, magazine or news website or public disclosure documents filed with or furnished to the Securities and Exchange Commission (the “SEC”) that are available on the SEC’s website. By contrast, information would generally not be considered widely disseminated if it is available only to the Corporation’s employees.
Once information is widely disseminated, the investing public should be afforded sufficient time to absorb the information. As a general rule, information is considered nonpublic until the end of the first full trading day after the information is released. For example, if the Corporation announces financial results after market close on Monday or before trading begins on a Tuesday, the first time a director, officer or employee can buy or sell Corporation Securities is the opening of the market on Wednesday (assuming he or she is not aware of other material nonpublic information at that time). If the Corporation announces financial results after trading begins on that Tuesday, however, the first time a director, officer or employee can buy or sell Corporation Securities is generally the opening of the market on Thursday (again assuming he or she is not aware of other material nonpublic information at that time). Depending on the particular circumstances, the Corporation may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

SECTION 8
TRANSACTIONS UNDER CORPORATION PLANS
This Policy does not apply in the case of the following transactions, except as specifically noted:
Section 8.1     Stock Option Exercises.
This Policy does not apply to the exercise of a stock option acquired pursuant to a Corporation equity incentive plan or to a transaction in which a person has elected to have the Corporation withhold shares subject to an option award to satisfy tax withholding requirements. This Policy does apply, however, to any sale of shares as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of or taxes associated with an option.
Section 8.2     Restricted Stock, RSUs and Similar Awards.
    This Policy does not apply to the vesting of restricted stock, the settlement of RSUs or similar awards or to a transaction in which there is an election to have the Corporation withhold shares to satisfy tax withholding requirements upon the vesting of any restricted stock or the settlement of any RSU. This Policy does apply, however, to any market sale of shares received upon the settlement of any RSU or similar award, including for the purposes of settling any tax withholding obligations.
Section 8.3     Employee Stock Purchase Plan.
This Policy does not apply to periodic purchases under a Corporation employee stock purchase plan, if such plan exists, that are made as the result of an election made at the beginning of the purchase period. This Policy would apply, however, to an initial decision to participate in the plan or a decision to increase the level of contribution in a subsequent purchase period. This Policy also applies to any sales of shares purchased under the plan.
Section 8.3     401(k) Plan.
If the Corporation has a 401(k) plan that provides for the purchase of Corporation Securities, this Policy does not apply to purchases of Corporation Securities in such plan as a result of periodic contributions made pursuant to payroll deduction. The Policy does apply, however, to initial elections to participate in a Corporation stock fund and to increases or decreases in the level of participation, as well as to transfers in or out of a Corporation stock fund (including in connection with a plan loan).

SECTION 9
TRANSACTIONS WITH THE CORPORATION
Any purchase of Corporation Securities from the Corporation or sales of Corporation Securities to the Corporation not already identified in Section 8 are not subject to this Policy.
SECTION 10
TRANSACTIONS NOT INVOLVING A PURCHASE OR SALE
A person subject to this Policy may make a bona fide gift of securities while aware of material, nonpublic information or (if such person is subject to trading restrictions during a Blackout Period (as defined in the Addendum)) during a Blackout Period applicable to such person, so long as the person has no reason to believe that the recipient intends to sell the Corporation Securities) (i) before the material, nonpublic information becomes public or (ii) during the Blackout Period. For the avoidance of doubt, the pre-clearance procedures set forth in Section 13 and the Addendum apply to any gifts of securities, transfers, or contributions of securities to a family trust or other entity, as well as transfers of securities among family members.
In addition, transactions in mutual funds and other broad-based indices that are invested in Corporation Securities are not transactions subject to this Policy.
SECTION 11
SPECIAL AND PROHIBITED TRANSACTIONS
The Corporation has determined that the following transactions present a heightened legal risk and the potential appearance of improper or inappropriate conduct. It is therefore the Corporation’s policy that the persons identified below may not engage in any of the following transactions:
Section 11.1.     Short-Term Trading.
Short-term trading of Corporation Securities may be distracting to the person engaging in such trades and may unduly focus such person on the Corporation’s short-term performance instead of the Corporation’s long-term objectives. For these reasons, and in accordance with Section 16(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any director or officer of the Corporation who purchases Corporation Securities may not sell any Corporation Securities of the same class during the six months following the purchase (or vice versa).
Section 11.2.     Short Sales.
Short sales of Corporation Securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value and therefore have the potential to signal to the market that the seller lacks confidence in the Corporation’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Corporation’s performance. For these reasons, persons covered by this Policy are prohibited from engaging in any short sales of Corporation Securities. In addition, Section 16(c) of the Exchange Act prohibits executive officers and directors from engaging in certain short sales. Short sales arising from certain types of hedging transactions are also governed by the paragraph below captioned “Hedging Transactions.”
Section 11.3.     Publicly Traded Options.
Given the relatively short term of publicly traded options, transactions in options may create the appearance that a director, officer, or employee is trading based on material nonpublic information and focus such individual’s attention on short-term performance at the expense of the Corporation’s long-term objectives. Accordingly, persons covered by this Policy are prohibited from engaging in any transactions in put options, call options or other derivative securities on an exchange or in any other organized market.
Section 11.4     Hedging Transactions.
Hedging transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds that are designed to reduce or eliminate the market price risk associated with ownership of the reference security. Such hedging transactions may permit a director, officer, or employee to continue to own Corporation Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, such individual may no longer have the same objectives as the Corporation’s other shareholders. Therefore, persons covered by this Policy are prohibited from engaging in any such transactions.
Section 11.5.     Margin Accounts and Pledged Securities.
Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Corporation Securities, persons covered by this Policy are prohibited from holding Corporation Securities in a margin account or otherwise pledging Corporation Securities as collateral for a loan. An exception may be granted where an individual wishes to pledge Corporation Securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities. If an individual wishes to pledge Corporation Securities as collateral for a loan, she or he must submit a request for approval to the Compliance Officer at least two weeks prior to the proposed execution of documents evidencing the proposed pledge.

Section 11.6.     Standing and Limit Orders.
Standing and limit orders (except standing and limit orders under Rule 10b5-1 Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result the broker could execute a transaction when a director, officer, or other employee is in possession of material nonpublic information. The Corporation therefore discourages placing standing or limit orders on Corporation Securities other than pursuant to Rule 10b5-1 Plans. If a person subject to this Policy determines that they must use a standing order or limit order (other than pursuant to an approved Rule 10b5-1 Plan), that person must contact the Compliance Officer for clearance to place the order.
SECTION 12
RULE 10B5-1 PLANS
Rule 10b5-1 under the Exchange Act provides a defense from insider trading liability under Rule 10b-5 of the Exchange Act. If a person subject to this Policy enters into a plan that meets the requirements of Rule 10b5-1 (a “Rule 10b5-1 Plan”), Corporation Securities may be purchased, sold or gifted pursuant to the Rule 10b5-1 Plan without regard to certain insider trading restrictions. To comply with this Policy, a Rule 10b5-1 Plan, and any amendment, suspension or termination of a Rule 10b5-1 Plan, must be approved by the Compliance Officer and meet the requirements of Rule 10b5-1 in advance. Any Rule 10b5-1 Plan to be entered into or amended, suspended or terminated by the Compliance Officer must be approved by the Chief Executive Officer (or other designated officer).
Rule 10b5-1 Plans will be considered by the Compliance Officer on a case-by-case basis. Any Rule 10b5-1 Plan must be submitted to the Compliance Officer for approval at least five days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.
SECTION 13
TRADING WINDOW AND PRE-CLEARANCE PROCEDURES
To help prevent inadvertent violations of the federal securities laws and to avoid even the appearance of trading on the basis of inside information, the Board of Directors has adopted an Addendum to this Policy that applies to directors, executive officers subject to Section 16 of the Exchange Act, and other persons designed by the Compliance Officer who have regular access to material nonpublic information about the Corporation. The Corporation will notify those individuals who are subject to the Addendum.
The Addendum generally prohibits persons and entities covered by it from trading in Corporation Securities, except during the trading windows specified in the Addendum. Directors, executive officers subject to Section 16 of the Exchange Act and other designated persons also must pre-clear all transactions in Corporation Securities with the Compliance Officer.
In addition, from time to time, the Corporation may be involved in activities—such as proposed acquisitions—that are material and that are known only by a few people at the Corporation. For those individuals whose duties at the Corporation cause them to be aware of such activity, the Compliance Officer will notify them of an event-specific trading restriction and those individuals will not be permitted to trade in Corporation Securities during such trading restriction. The existence of an event-specific trading restriction will not be widely announced and should not be communicated to anyone. Even if individuals are not notified of an event-specific trading restriction, they should not trade in Corporation Securities if they are aware of material nonpublic information.
SECTION 14
POST-TERMINATION TRANSACTIONS
This Policy continues to apply to transactions in Corporation Securities even after termination of service to the Corporation. If an individual is in possession of material nonpublic information when her or his service terminates, that individual may not trade in Corporation Securities until that information has become public or is no longer material.
SECTION 15
CONSEQUENCES OF VIOLATIONS
The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Corporation’s Securities, is prohibited by U.S. federal and state laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities as well as foreign regulatory authorities. Punishment for insider trading violations is severe and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip inside information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by Corporation personnel.
In addition, an individual’s failure to comply with this Policy may subject the individual to Corporation-imposed sanctions, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law. In addition to the formal sanctions summarized above, a violation of law, or even an SEC investigation that does not result in prosecution, can tarnish a person’s reputation and irreparably damage a career.

SECTION 17
CORPORATION ASSISTANCE
Any person who has a question about this Policy or its application to any proposed transaction may obtain additional guidance from the Compliance Officer at trading@mybobs.com.

Effective: January 30, 2026

ADDENDUM TO INSIDER TRADING POLICY
    The Corporation has established additional procedures to assist in the administration of the Insider Trading Policy, to facilitate compliance with laws prohibiting insider trading while in possession of material nonpublic information and to avoid the appearance of any impropriety. These additional procedures are applicable only to directors, executive officers subject to Section 16 of the Exchange Act, the Corporation’s Senior Leadership Team and other persons who are periodically designated by the Compliance Officer as being subject to these additional procedures (as well as their family members, household members and entities whose transactions are subject to the Insider Trading Policy) (collectively, “Covered Persons”). The Compliance Officer will notify those individuals who are subject to this Addendum.
    In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Corporation, the Compliance Officer, or any other employee or director pursuant to the Insider Trading Policy, including this Addendum (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.
SECTION 1
PRE-CLEARANCE PROCEDURES
Covered Persons may not engage in any transaction in Corporation Securities (including the gifting of Corporation Securities) at any time (other than as specified by the Insider Trading Policy, including this Addendum), even if not subject to a Blackout Period, without first obtaining pre-clearance of the transaction from the Compliance Officer. A request for pre-clearance should be submitted to the Compliance Officer at least two trading days in advance of the proposed transaction. The Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then she or he should refrain from initiating any transaction in Corporation Securities and should not inform any other person of the restriction.
When a request for pre-clearance is made, the requestor should carefully consider whether she or he may be aware of any material nonpublic information about the Corporation and should describe fully those circumstances to the Compliance Officer. The requestor should also indicate whether she or he has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5, if applicable. The requestor should also be prepared to comply with Rule 144 under the Securities Act of 1933, as amended, and file a Form 144, if necessary, at the time of any sale. After receiving clearance to engage in a trade from the Compliance Officer, the requestor must complete the proposed trade within two trading days or make a new trading request.

SECTION 2
QUARTERLY TRADING RESTRICTIONS
Covered Persons may not engage in any transaction in Corporation Securities (other than as specified by the Insider Trading Policy, including this Addendum) during a “Blackout Period” beginning two weeks prior to the end of each fiscal quarter and ending after the first full trading day following the date of the public release of the Corporation’s earnings results for that quarter. In other words, these persons may only conduct transactions in Corporation Securities during the “window period” beginning on the day after the first full trading day following the public release of the Corporation’s quarterly earnings and ending two weeks prior to the close of the next fiscal quarter.
SECTION 3
EVENT-SPECIFIC TRADING RESTRICTIONS
From time to time, an event may occur that is material to the Corporation and is known by only a few directors, executive officers and/or employees. So long as the event remains material and nonpublic, such persons as designated by the Compliance Officer, or her or his delegate may not trade Corporation Securities. In addition, the Corporation’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the Compliance Officer, designated persons should refrain from trading in Corporation Securities prior to the commencement of the Blackout Period. In that situation, the Compliance Officer may notify these persons that they should not trade in Corporation Securities without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Corporation as a whole, and should not be communicated to any other person. Even if the Compliance Officer has not designated you as a person who should not trade due to an event-specific trading restriction, you should not trade while aware of material nonpublic information.
SECTION 4
EXCEPTIONS
The quarterly trading restrictions and event-specific trading restrictions described above do not apply to those transactions to which the Insider Trading Policy does not apply, as described in the Insider Trading Policy under the headings “Transactions Under Corporation Plans” and “Transactions with the Corporation.” Further, the requirement for pre-clearance, the quarterly trading restrictions and event-specific trading restrictions do not apply to transactions conducted pursuant to approved Rule 10b5-1 Plans, described in the Insider Trading Policy under the heading “Rule 10b5-1 Plans.”